Post-Effective Amendment No. 20 to
                                                       SEC File No. 70-8593

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM U-1
                                APPLICATION UNDER
             THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                                GPU, INC. ("GPU")
                           GPU SERVICE, INC. ("GPUS")
                              100 Interpace Parkway
                          Parsippany, New Jersey 07054

                  GPU INTERNATIONAL, INC.("GPU International")
                        EI SERVICES, INC. ("EI Services")
                One Upper Pond Road, Parsippany, New Jersey 07054

                 JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                     METROPOLITAN EDISON COMPANY ("Met-Ed")
                    PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   P.O. Box 16001, Reading, Pennsylvania 19640

                    (Names of companies filing this statement
                       and addresses of principal offices)

                                    GPU, INC.
                     (Name of top registered holding company
                            parent of the applicants)


          M. A. Nalewako, Secretary          Douglas E. Davidson, Esq.
          M. J. Connolly, Esq.,              Berlack,  Israels & Liberman LLP
          Assistant General Counsel          120 West 45th Street
          GPU Service, Inc.                  New York, New York  10036
          100 Interpace Parkway
          Parsippany, New Jersey  07054

          W. S. Greengrove, Secretary        S. L. Guibord, Esq.
          GPU International, Inc.            Secretary
          GPU Electric, Inc.                 Jersey Central Power &
          One Upper Pond Road                     Light Company
          Parsippany, New Jersey  07054      Metropolitan Edison Company
                                             Pennsylvania Electric Company
                                             P.O. Box 16001
                                             Reading, Pennsylvania  19640

                   (Names and addresses of agents for service)

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               GPU, GPU International, EI Services, JCP&L, Met-Ed,  Penelec

          and GPUS hereby  amend Post-Effective Amendment  No. 18 to  their

          Application on Form  U-1, docketed  in SEC File  No. 70-8593,  as heretofore amended, to read in its entirety as follows:

               A.   GPU's  authorization in  this docket  granted by  order

          dated November  5, 1997 (HCAR  No. 35-2673) currently  expires on

          December 31, 1997.  That order authorizes GPU to invest or commit to invest up to 100% of GPU's "consolidated retained earnings" as defined  in  Rule  53(a)  under  the  Act,  in  exempt  wholesale generators ("EWGs") and foreign  utility companies ("FUCOs",  and collectively  with EWGs,  "Exempt  Entities").  Accordingly,  GPU proposes  to extend  until December  31,  2000 the  period during which  GPU may  acquire  the securities  of  one or  more  Exempt

          Entities  indirectly  through Subsidiary  Companies,(1)  and make investments in  Subsidiary Companies  and Exempt Entities,  in an

          aggregate  amount  of  up   to  100%  of  "consolidated  retained

          earnings"  as defined  in Rule  53(a)  under the  Act, or  as the

          Commission  may provide otherwise  by order  in this  docket. GPU

          also  proposes   that  any  Subsidiary  Company   (including  GPU

          Electric,  Inc.)  may  guarantee  or assume  liabilities  of  the securities  or  other obligations  of  their  direct or  indirect subsidiaries (provided the issue and sale of any such security is


          ----------
          1 As used herein, the term "Subsidiary Company" means a company which is engaged directly or indirectly, and exclusively, in the business of owning and holding the interests and securities of one or more Exempt Entities and in project development activities relating to the acquisition of such interests and securities and the underlying projects.

          exempt from  the requirement  of prior Commission  approval under

          Sections 6(a) of  the Act  or has been  authorized by  Commission order)  from time  to  time  through  December  31,  2000  in  an

          aggregate  amount  not   to  exceed  $1   billion  at  any   time

          outstanding, provided that any such Guarantee or assumption which is  recourse to  GPU  would  be  included  in  determining  GPU's

          "aggregate  investment",  as  defined   in  Rule  53,  in  Exempt

          Entities.  Guarantees may include guarantees, support instruments or  bank letter  of  credit reimbursement  agreements or  similar financial instruments or undertakings.

               B.   GPU submits that all of the criteria of Rules 53 and 54

          under  the Act  with  respect to  the  proposed transactions  are satisfied:

               (i)  The average  consolidated retained earnings for GPU and its  subsidiaries,  as reported  for  the  four most  recent quarterly periods in  GPU's Annual Report  on Form 10-K  for the  year ended December  31, 1996 and  Quarterly Reports on

               Form 10-Q for the quarters ended March 31, 1997 and June 30,

               1997, as filed  under the Securities  Exchange Act of  1934,

               was  approximately $2,142 million.  As of June 30, 1997, GPU

               had   invested,  or   committed  to   invest,   directly  or

               indirectly, an  aggregate of  approximately $954  million in

               EWGs and  FUCOs.   GPU's  aggregate investment  in EWGs  and

               FUCOs, pursuant to all outstanding or pending authorizations to make investments in EWGs  or FUCOs, will not at any  time exceed the limitation imposed by the Commission in its order dated November  5, 1997 (HCAR No.  35-26773) without further

               Commission authorization.

               (ii) GPU maintains books and records to identify investments


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               in,  and  earnings  from, each  EWG  and  FUCO  in which  it directly or indirectly holds an interest.

                    (A) For each United States EWG in which GPU directly

               or indirectly holds an interest:

                    (1)  the books and records for such EWG will be kept in

                    conformity  with  United   States  generally   accepted

                    accounting principles ("GAAP");

                    (2)  the  financial  statements  will  be  prepared  in

                    accordance with the GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

                    undertakes  to provide  the  Commission access  to such

                    books and  records  and  financial  statements  as  the

                    Commission may request.

                    (B) For each FUCO or foreign EWG which is a majority

               owned subsidiary of GPU:

                    (1)  the books and records  for such subsidiary will be

                    kept in accordance with GAAP;

                    (2) the financial statements for such subsidiary will

                    be prepared in accordance with GAAP; and

                    (3)  GPU   directly   or   through   its   subsidiaries

                    undertakes  to provide  the Commission  access to  such

                    books and  records and financial statements,  or copies

                    thereof in English, as the Commission may request.

                    (C) For each FUCO or foreign EWG in which GPU owns 50%

               or  less of the  voting securities, GPU  directly or through its subsidiaries will  proceed in good faith,  to the extent reasonable under the circumstances, to cause


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                    (1)  such  entity  to  maintain books  and  records  in

                    accordance with GAAP;

                    (2)  the  financial  statements of  such  entity  to be

                    prepared in accordance with GAAP; and

                    (3) access by the Commission to such books and records

                    and financial statements (or copies thereof) in English

                    as the Commission  may request and,  in any event,  GPU

                    will provide  the Commission on request  copies of such

                    materials  as  are  made   available  to  GPU  and  its

                    subsidiaries.  If and to the extent that such  entity's

                    books,   records  or   financial  statements   are  not

                    maintained  in accordance  with  GAAP, GPU  will,  upon

                    request of the  Commission, describe and  quantify each

                    material  variation therefrom  as  and  to  the  extent

                    required by subparagraphs (a) (2) (iii) (A) and (a) (2)

                    (iii) (B) of Rule 53.

               (iii)   No  more than  2% of  GPU's domestic  public utility

               subsidiary  employees will render  any services, directly or indirectly, to any  EWG and  FUCO in which  GPU directly  or indirectly holds an interest.

               (iv) Copies of this Post-Effective Amendment are being

               provided to the New Jersey Board of Public Utilities and the

               Pennsylvania  Public Utility  Commission, the  only federal,

               state or local regulatory agencies  having jurisdiction over the retail rates of GPU's electric  utility subsidiaries.(2) In


          ----------
          2 Pennsylvania Electric Company ("Penelec") is also subject to retail rate regulation by the New York Public Service Commission with respect to retail service to approximately 11,300 customers in Waverly, New York served by Waverly Electric Power &
               Company, a Penelec subsidiary. Waverly Electric's revenues are immaterial, accounting for less than 1% of Penelec's total operating revenues.


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




          addition, GPU will submit  to each such commission copies  of any

          Rule 24 certificates  required hereunder,  as well as  a copy  of

          Item 9 of GPU's Form U5S and Exhibits H and I thereof (commencing with the Form U5S to be filed for  the calendar year in which the authorization herein requested is granted).

               (v)  None of  the provisions  of paragraph  (b)  of Rule  53 render paragraph (a)  of that Rule  unavailable for the  proposed transactions.

               (A)  Neither GPU nor any subsidiary of GPU is the subject of any pending bankruptcy or similar proceeding.

               (B) GPU's average consolidated retained earnings for the

          four most recent quarterly periods (approximately $2,142 million)

          represented  an  increase of  approximately  $28  million in  the average  consolidated  retained  earnings for  the  previous four quarterly periods (approximately $2,114 million).

               (C) GPU did not incur operating losses from direct or

          indirect investments in EWGs and FUCOs in 1996 in excess of 5% of

          GPU's December 31, 1996 consolidated retained earnings.

          (vi) In accordance with Rule 54, the requirements of Rule 53(a),

          (b) and (c) are fulfilled.

               C.   The  estimated  fees,  commissions and  expenses  to be

          incurred by GPU in connection with the proposed transactions will be filed by amendment.

               D. GPU believes that Sections 6(a), 7, 9(a), 10, 12, 32,

          and 33 of the Act and  Rules 43, 45, 53 and 54 are  applicable to the proposed transactions.

               E.   No   Federal  or  State  Commission,  other  than  your

          Commission  has  jurisdiction  with   respect  to  the   proposed



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


          transactions.

               F.   It is requested that the Commission issue an order with

          respect  to  the transactions  proposed  herein  at the  earliest practicable date but, in  any event, not later than  December 15,

          1997.    It  is  further  requested  that  (i)  there  not  be  a

          recommended  decision by  an  Administrative Law  Judge or  other responsible officer of the Commission, (ii)  the Office of Public

          Utility Regulation be  permitted to assist in the  preparation of the Commission's decision,  and (iii) there be  no waiting period between  the issuance of the  Commission's order and  the date on which it is to become effective.

               G.   The  following exhibits  and  financial statements  are

          filed in Item 6 hereof:

               (a)  Exhibits.

                    F   -     Opinion of Berlack, Israels & Liberman LLP to be
                              filed by amendment.

                    G   -     Financial   Data   Schedule  to  be  filed  by
                              amendment.

               (b)  Financial Statements.

                    1-A  -    GPU  and  Subsidiary  Companies  Consolidated
                              Balance Sheets,  actual and pro forma,  as at
                              September   30,    1997,   and   Consolidated
                              Statements of Income  and Retained  Earnings,
                              actual and pro forma,  for the twelve  months
                              ended  Septemer 30,  1997; pro  forma journal
                              entries    to be filed by amendment.

                    1-B  -    GPU (Corporate)  Balance Sheets,  actual and pro
                              forma, as at September 30, 1997, Statements of Income and Retained Earnings, actual and pro forma, for the twelve months ended September 30, 1997; pro forma journal entries to be filed by amendment.

                    2    -    Reference is made to 1-A above.

                    4    -    None,  except as  set forth  in Notes  to the
                              Financial Statements.


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



               H.   The proposed  transaction will  be carried out  for the

          purpose of  financing GPU's  business activities.   As  such, the

          issuance of an order  by your Commission with respect  thereto is not a major Federal action significantly affecting the quality of the human environment.

               I.   No  Federal  agency has  prepared  or  is preparing  an

          environmental  impact  statement  with  respect  to  the  various proposed transactions which are the subject hereof.  Reference is made to Item 4 hereof regarding regulatory approvals with respect to the proposed transactions.

















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






                                    SIGNATURE

              Pursuant to the requirements of the Public Utility Holding

          Company  Act of 1935,  the undersigned companies have duly caused this  statement to be signed  on their behalf  by the undersigned thereunto duly authorized.



          Dated: November 6, 1997


                                        GPU, INC.
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY
                                        GPU SERVICE, INC.



                                        By:

                                             T. G. Howson
                                             Vice President and Treasurer


                                        GPU INTERNATIONAL, INC.
                                        EI SERVICES, INC.



                                        By:

                                             B. L. Levy
                                             President